EXHIBIT 10.5

Participation Agreement

This Participation Agreement is by and between Michael Christenson (“Executive”) and Entravision Communications Corporation (the “Company”).

Effective as of the Effective Date (defined below), the Company will provide severance benefits to Executive as described in the Company’s Executive Severance and Change in Control Plan (the “Plan”), a copy of which is attached hereto as Exhibit A and incorporated herein; provided, however, that, notwithstanding anything to the contrary in the Plan, for purposes of the Executive the following definitions and terms shall apply:

1.
“Good Reason” means that the Covered Executive has complied with the “Good Reason Process” following the occurrence of any of the following events which have not been consented to in writing by the Covered Executive: (i) a material diminution in the Covered Executive’s responsibilities, authority, duties, reporting relationship or title (provided that (A) a Change in Control of the Company and subsequent conversion of the Company to a division or unit of the surviving or acquiring entity will not result in a material diminution absent a material diminution of the Covered Executive’s responsibilities, authority, duties, reporting relationship or title with respect to such division or unit and (B) a Change in Control of the Company and subsequent conversion of the Company to be a privately held entity will not result in a material diminution absent a material diminution of the Covered Executive’s responsibilities, authority, duties, reporting relationship or title with respect to such new entity (in each case of (A) and (B) so long as such division or subsidiary has assets and operations comparable to the assets and operations of the Company immediately prior to the Change in Control)); (ii) a reduction of the Covered Executive’s annual base salary by more than 10%, except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; (iii) a change in the geographic location at which the Covered Executive is required to provide services to the Company of more than 30 miles from the location such Covered Executive currently is required to work from; (iv) the failure of any successor to the Company, or any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, to assume and agree to perform the Company’s obligations under this Plan; or (v) the failure of the Covered Executive to be the Chief Executive Officer of a publicly traded company.

2.
“Separation Agreement and Release” shall mean that certain form of Separation and Release Agreement attached as Exhibit E to the Employment Agreement, effective as of July 1, 2023, by and between the Executive and the Company (the “Employment Agreement”).

3.
The amounts (if any) payable under Sections 4(a)(i) shall be paid out in twelve equal monthly installments following the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payments, to the extent they qualify as “non-qualified deferred compensation” within the meaning of Section 409A of the Code, shall, subject to Section 7(d) of the Plan, begin to be paid in the second calendar year by the last day of such 60-day period.

4.
The amounts (if any) payable under Sections 6(a)(i) shall be paid out in eighteen equal monthly installments following the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payments, to the extent they qualify as “non-qualified deferred compensation” within the meaning of Section 409A of the Code, shall, subject to Section 7(d) of the Plan, begin to be paid in the second calendar year by the last day of such 60-day period.

5.
In recognition that a substantial purpose of the amounts (if any) payable pursuant to Sections 4 and 6 of the Plan is to encourage the Executive’s compliance with the Executive’s obligations under that certain Employee Covenants Agreement, effective as of June 19, 2023 (the “Employee Covenants Agreement”), including without limitation the non-competition and non-solicitation covenants contained in Section 11 of the Employee Covenants Agreement, all payments pursuant to Section 4 or 6 of the Plan, as applicable, shall immediately cease in the event that the Executive breaches any of the Executive’s obligations under the Employee Covenants Agreement and neither the Executive (nor any of the Executive’s heirs, dependents or beneficiaries) shall have any rights with respect to any outstanding unpaid portion of the amounts under Sections 4 or 6 of the Plan following the Executive’s breach of the Employee Covenants Agreement.

This Participation Agreement, and Executive’s participation in the Plan, will be effective as of the Effective Date (as defined in the Employment Agreement).

The Compensation Committee of the Board of Directors of the Company (the “Administrator” under the Plan) has designated Executive as a Group I Executive under the Plan.

To accept the terms of this Participation Agreement and Executive’s participation in the Plan, effective as of the Effective Date, the parties have signed and dated this Participation Agreement as set forth below.

Entravision Communications Corporation Executive

/s/ Paul A. Zevnik /s/ Michael Christenson

Name: Paul A. Zevnik Name: Michael Christenson

Title: Chairman of the Board

Date: June 19, 2023 Date: June 19, 2023